   Exhibit 99.1

BLONDER TONGUE TELEPHONE, LLC

FINANCIAL STATEMENTS AND
INDEPENDENT AUDITORS’ REPORT

December 31, 2005 and 2004

C O N T E N T S

INDEPENDENT AUDITORS’ REPORT

To the Members of
Blonder Tongue Telephone, LLC
Williamstown, New Jersey

We have audited the accompanying balance sheets of Blonder Tongue Telephone, LLC as of December 31, 2005 and 2004 and the related statements of operations, members' equity and other comprehensive income (loss) and cash flows for the years then ended. These financial statements are the responsibility of Blonder Tongue Telephone, LLC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over the financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blonder Tongue Telephone, LLC as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Wheeler, Wolfenden & Dwares, P.A.
February 15, 2006
Wilmington, Delaware

BLONDER TONGUE TELEPHONE, LLC

BALANCE SHEETS

December 31, 2005 and 2004

ASSETS
	2005	2004
CURRENT ASSETS
Cash	$684	$42
Customer accounts receivable	20,493	22,513
Due from affiliates	32,521	-
Due from member	29,333	14,041
Other assets	2,088	6,459
Total current assets	85,119	43,055

OTHER ASSETS
Equipment - net	919	2,034
Due from member	-	326,887
Due from related party	-	112,564
Deferred costs	29,869	54,504
Marketable equity securities	975,000	2,155,000
Total other assets	1,005,788	2,650,989

TOTAL ASSETS	$1,090,907	$2,694,044

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$8,727	$18,228
Due to member	103,427	56,631
Due to affiliate	-	18,019
Refundable deposit	-	3,000
Accrued expenses	10,063	13,690
Total current liabilities	122,217	109,568

COMMITMENTS AND CONTINGENCIES	-	-

MEMBERS' EQUITY
Members' capital	2,226,667	2,226,667
Accumulated deficit	(1,202,977)	(767,191)
Accumulated other comprehensive (loss) income	(55,000)	1,125,000
Total members' equity	968,690	2,584,476

TOTAL LIABILITIES AND MEMBERS' EQUITY	$1,090,907	$2,694,044

The accompanying notes are an integral part of these financial statements.

BLONDER TONGUE TELEPHONE, LLC

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2005 and 2004

	2005	2004
Revenue
Subscriber	$168,109	$52,944
Due from affiliate	-	-
Royalties	29,333	35,964
Total revenue	197,442	88,908

Cost of services	193,789	88,022

Gross profit	3,653	886

Due from related party	-	-

Operating expenses
Selling and marketing	166	1,361
General and administrative	446,487	323,949
Amortization of intangibles	-	19,285
Asset impairment	-	143,572
Total operating expenses	446,653	488,167

Loss from operations	(443,000)	(487,281)

Interest income	7,214	28,278

NET LOSS	(435,786)	(459,003)

Other comprehensive income
Unrealized holding (loss) gain	(1,180,000)	550,000

Comprehensive (loss) income	$(1,615,786)	$90,997

The accompanying notes are an integral part of these financial statements.

BLONDER TONGUE TELEPHONE, LLC

STATEMENTS OF MEMBERS' EQUITY AND
OTHER COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2005 and 2004

			Accumulated Other
	Members'	Accumulated	Comprehensive
	Capital	Deficit	Income (Loss)	Total

Balance, December 31, 2003*	$2,226,667	$(308,188)	$575,000	$2,493,479

Comprehensive income
Net loss	-	(459,003)	-	(459,003)
Other comprehensive income	-	-	550,000	550,000
Due from related party	-	(459,003)	550,000	90,997

Capital contributions	-	-	-	-
Balance, December 31, 2004	2,226,667	(767,191)	1,125,000	2,584,476

Comprehensive loss
Net loss	-	(435,786)	-	(435,786)
Other comprehensive loss	-	-	(1,180,000)	(1,180,000)
Total comprehensive loss	-	(435,786)	(1,180,000)	(1,615,786)

Capital contributions	-	-	-	-

Balance, December 31, 2005	$2,226,667	$(1,202,977)	$(55,000)	$968,690

* Restated

The accompanying notes are an integral part of these financial statements.

BLONDER TONGUE TELEPHONE, LLC

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(435,786)	$(459,003)

Adjustments to reconcile net loss to net cash utilized by
operating activities
Amortization	-	19,285
Depreciation	1,115	196
Asset impairment	-	143,572
(Increase) decrease in assets
Customer accounts receivable	2,020	(22,513)
Other assets	4,371	5,137
Accounts payable	(9,501)	3,810
Refundable deposit	(3,000)	3,000
Accrued expenses	(3,627)	(921)
Net cash utilized by operating activities	(444,408)	(307,437)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	-	(2,230)
Deferred costs	24,635	(54,504)
Net cash provided (utilized) by investing activities	24,635	(56,734)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to member - net	358,391	327,148
Due to affiliate - net	(50,540)	31,488
Due to related party - net	112,564	-
Net cash provided by financing activities	420,415	358,636

Net increase (decrease) in cash	642	(5,535)

Cash - beginning of year	42	5,577

Cash - end of year	$684	$42

The accompanying notes are an integral part of these financial statements.

BLONDER TONGUE TELEPHONE, LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. Nature of Business

Blonder Tongue Telephone, LLC (the Company) was formed on December 26, 2002. The operations of the Company in 2002 were limited to the filing of a certificate of formation. The Company is a provider of primary telephone service for multiple-dwelling-unit communities in the United States. During 2004, the Company began providing service to communities in Dallas, Texas, Great Mills, Maryland, Ft. Lauderdale, Florida, Long Branch, New Jersey, and Lafayette, Indiana. The Company also sells telephone equipment, provides billing, collection and customer service and provides training and technical support to complement the telephone service.

The Company operates under the terms of the Amended and Restated Operating Agreement (the Agreement) dated September 11, 2003. The members of the Company (the Members) are Resource Marketable Equity Securities Group, LLC (RIG) and Blonder Tongue Laboratories, Inc. (BT). RIG and BT contributed cash of $30,000 and $1,166,667, respectively. BT also issued 500,000 shares of its publicly-traded common stock (AMEX:BDR) with a value of $1,030,000 to the Company. BT will receive preferred distributions of $1,166,667 from the cash flows (as defined in the Agreement) of the Company. RIG and BT have 51 and 49 membership shares, respectively. Each Member has a percentage interest of 50%. As defined in the Agreement, profits and losses are allocated based on the percentage of interest.

The Agreement provides that the Company will continue in perpetual existence, unless terminated sooner by unanimous written consent of all Members or a Voluntary or Involuntary Withdrawal as defined in the Agreement.

2. Revenue Recognition

The Company generally recognizes revenue as services are provided. Local service revenue is billed in advance monthly, with revenue being recognized when earned.

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

3. Liquidity and Capital Resources

Since inception, the Company has financed its operations through capital contributions from the Members. The Company has incurred substantial net losses and negative cash flow from operations since inception. Expenses are expected to exceed revenues until the Company establishes a sufficient subscriber base. Management expects operating losses to decrease as the Company obtains more subscribers.

4. Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

5. Income Taxes

In conformity with the Internal Revenue Code and applicable state and local tax statutes, taxable income or loss of the Company is required to be reported on the tax returns of the Members in accordance with the terms of the Agreement and, accordingly, no provision has been made in the accompanying financial statements for any federal, state or local taxes.

6. Intangible Assets

The Company reviews the carrying value of intangibles when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when the estimated future undiscounted cash flows expected to result from the use of an asset and its eventual disposition is less than its carrying amount. An impairment loss is measured as the amount by which the carrying value of an asset exceeds its fair value.

7. Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid debt investments with maturities of less then three months to be cash equivalents. The Company did not have any cash equivalents at December 31, 2005 and 2004.

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

8. Accounts Receivable and Allowance for Doubtful Accounts

The Company operates in the mid-Atlantic area, Dallas, Texas, Ft. Lauderdale, Florida and Lafayette, Indiana, and grants credit to customers, substantially all of whom are within the local sector. Management believes that its contract acceptance, billings and collection policies are adequate to minimize potential credit risk.

Customer accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment on the 25th of each month, unless specified otherwise in a signed contract relating to a specific job. The Company does not charge interest or delinquency fees for receivables not paid on a timely basis.

Accounts receivable are stated at the amount billed to the customer less amounts determined to be uncollectible by management. Customer account balances with invoices dated over 30 days old are considered delinquent and services cease until payment is made.

Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

Customer accounts receivable are stated at their estimated realizable amounts. Bad debts are charged to expense when determined to be uncollectible by management. It is the belief of management that all amounts due at December 31, 2005 and 2004 are collectible.

It is the opinion of management that the bad debt expense computed under this method is not materially different than what it would have been if the allowance method were used. Bad debt expense for the years ended December 31, 2005 and 2004 amounted to $137,768 and $0, respectively. The bad debt expense for fiscal year 2005 included $20,139 of customer accounts written off and $117,629 of a related party loan.

9. Equipment

Equipment is carried at cost. Depreciation is computed by use of straight-line methods over the estimated useful lives of the assets. Estimated useful lives are 3 years for computer equipment. Equipment consisted of the following as of December 31:

	2005	2004
Equipment	$2,230	$2,230
Less: accumulated depreciation	(1,311)	(196)
Equipment - net	$919	$2,034

Depreciation expense was $1,115 and $196 for the years ended December 31, 2005 and 2004, respectively.

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

10. Advertising

Advertising costs are expensed as incurred. Advertising expense was $166 and $1,360 for the years ended December 31, 2005 and 2004, respectively.

11. Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash and cash equivalents, trade receivables and trade payables. The carrying value of these financial instruments approximates their respective fair values.

12. Deferred Costs

Deferred costs consist of customer acquisition costs. These costs were incurred with the connection and activation of customers.

NOTE B - INTANGIBLE ASSETS

Intangible assets consist of acquired intellectual property. These intangible assets were amortized on a straight-line basis over their estimated useful lives of seven years. Accumulative amortization was $19,285 through the fourth quarter of 2004.

The Company follows Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets" (FAS 144). FAS 144 standardized the accounting practices for the recognition and measurement of impairment losses on certain long-lived assets based on non-discounted cash flows. During the fourth quarter of 2004, the Company performed an impairment assessment of its intellectual property as a result of the strategic alternatives being explored. Based on this assessment, it was determined that the intellectual property assets were impaired, and the Company recorded a $143,572 non-cash impairment charge to reduce the carrying value of these assets to zero at December 31, 2004.

NOTE C - MARKETABLE EQUITY SECURITIES

On September 16, 2003, 500,000 shares of common stock of BT valued at $1,030,000 were registered in the Company’s name as part of BT’s initial capital contribution. The market value as of December 31, 2005 and 2004 was $975,000 and $2,155,000, respectively. The Company requested the stock certificates; however, as of December 31, 2005, they were still held by BT. In accordance with the Stock Pledge Agreement dated September 11, 2003, 250,000 shares were pledged as security for the payment of BT’s cash priority return in accordance with the provisions of the Agreement and all of the Company’s obligations under the Stock Pledge Agreement.

This investment represents 92% and 80% of total assets and 101% and 83% of members’ equity as of December 31, 2005 and 2004, respectively. Any significant decline in the market price of this stock could have a significant impact on financial condition, results of operations and/or cash flows.

NOTE D - RELATED PARTY TRANSACTIONS

The Company had numerous transactions with related parties. As of December 31, 2005, the Company was indebted to Resource Investment Group, LLC, a related party, in the amount of $103,427. As of December 31, 2004, Resource Investment Group, LLC, was indebted to the Company in the amount of $326,887. These transactions arose from a series of member cash advances and repayments.

Interest is accrued monthly at the applicable federal rate. Amounts due become payable on demand after ten years. The interest rate, adjusted monthly, ranged from 3.70% to 4.43% in 2005 and 4.56% to 5.21% in 2004, respectively. Interest earned on such loans amounted to $7,214 and $28,278 in 2005 and 2004, respectively.

On September 11, 2003, the Company entered into a Royalty Agreement with a Member. In consideration of the Company facilitating a Member’s sales of certain telephone products (as defined in the Royalty Agreement), the Company earned royalties of $29,333 and $35,964 for the years ended December 31, 2005 and 2004, respectively. At December 31, 2005 and 2004, $29,333 and $14,041 of these royalties were due from a Member, respectively. At December 31, 2004, there was $56,631 due to a Member for equipment purchased by the Company.

As of December 31, 2004 Netlinc Communications, LLC, a related party, was indebted to the Company in the amount of $112,564. This amount was written off during the current year as an uncollectible account. The transactions result from the use of a centralized disbursement system for certain transactions. These amounts are within parameters as agreed upon in the Agreement; however, management felt the amount was uncollectible.

As of December 31, 2005, an affiliate was indebted to the Company in the amount of $32,521. On December 31, 2004, the Company was indebted to an affiliate in the amount of $18,019. These transactions resulted from the use of a centralized disbursement system for certain transactions.

NOTE D - RELATED PARTY TRANSACTIONS (CONTINUED)

Included in general and administrative expenses are $93,200 and $107,200 of salaries paid to affiliates in 2005 and 2004, respectively. These amounts are within the parameters agreed upon in the Agreement.

NOTE E - COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are various commitments and contingencies outstanding which are not reflected in these financial statements. In the opinion of management, the outcome of such events, if any, will not have a material effect on the Company’s financial position or results of operations.

NOTE F - CONCENTRATION OF CREDIT RISK

The Company maintains operating cash balances in financial institutions located in Williamstown, New Jersey. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. There were no uninsured amounts at December 31, 2005 and 2004.

NOTE G - VARIABLE INTEREST ENTITIES

In January 2003, the FASB issued Interpretation (FIN) No. 46, "Consolidation of Variable Interest Entities" and in December 2003, a revised interpretation was issued (FIN No. 46, as revised). In general, a variable interest entity (VIE) is a corporation, partnership, trust or any other legal structure used for the business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN No. 46, as revised, requires a VIE to be consolidated by a company if that company is designated as the primary beneficiary. The adoption of FIN No. 46, as revised, did not have a material effect on the Company's financial position or results of operations.